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                               THOMPSON PBE, INC.
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                            N E W S   R E L E A S E


                                  THOMPSON PBE
                         Supplying America's Body Shops


Contact:        Charles E. Barrantes                      For Immediate Release
                Chief Financial Officer
                (310) 306-7112

Investor Relations Line: (800) 872-3196

                       THOMPSON PBE REPORTS FIRST QUARTER
                           DECEMBER 31, 1996 RESULTS

Marina del Rey, CA (February 7, 1997) -- Thompson PBE, Inc. (Nasdaq National Market - "THOM") reported its financial results for the first quarter ended December 31, 1996. Net sales for the quarter totaled $47,768,000, an increase of 29% from the prior year. This increase is attributable to acquisitions made over the past fiscal year and during the first quarter of the current fiscal year.

Net income for the quarter was $222,000, or $0.03 per share, as compared to net income of $867,000, or $0.10 per share, in the first quarter of fiscal 1996. The Company reported that it experienced soft sales in the last two weeks of the quarter which, it believes, reflected very low repair shop activity due to holiday scheduling. Lower gross margins and higher interest expense were the primary factors for the reduced earnings from the prior year.

Mortimer A. Kline, President and Chief Executive Officer, commented that, "While we continue to be concerned by soft sales in certain markets, we have made significant organizational changes and are focused on improving the profitability of our core business, as well as upgrading our systems and controls in fiscal 1997. Our acquisition plan for 1997, as evidenced by the two recent acquisitions in Massachusetts and Northern California, is presently expected to focus on selective acquisitions in existing markets. We believe that a prudent approach to our growth in fiscal 1997 is the best way to increase stockholder value on a long-term basis."

The Company also announced that Courtlandt D. Gates will spearhead the corporate development program as an independent consultant and will step down as an officer of the Company. In addition, Steven E. Kise, Executive Vice President of Sales and Strategic Development, recently left Thompson to pursue other business interests.

The Company further announced that Victor J. Jedlicka has joined Thompson as Senior Vice President of Purchasing and Distribution. Mr. Jedlicka has extensive experience in purchasing, materials management and distribution in a variety of industries.

Thompson PBE, Inc. is the nation's leading independent aftermarket distributor of paint and related supplies to the automotive collision repair industry. The Company operates over 100 distribution sites located in Alabama, Arizona, California, Colorado, Connecticut, Florida, Georgia, Massachusetts, North Carolina, South Carolina and Virginia.

The statements contained in this press release include forward looking statements that involve a number of risks and uncertainties. Among these risks are business risks related to the Company's rapid growth and acquisition program, competition, the consolidation of the Company's customer base, general industry conditions and the Company's dependence on key suppliers. These and certain other significant business risks faced by the Company are discussed in additional detail under the caption "Business-Business Risks" in the Company's Report on Form 10-K for the 1996 fiscal year. Any recipient of this press release may receive a copy of such report by request directed to the
Chief Financial Officer of Thompson PBE, Inc.
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                          SUMMARY OF FINANCIAL RESULTS
               (All figures in thousands, except per share data)
                  (Unaudited and subject to reclassification)


                                                      Three Months Ended
                                                          December 31,
                                                      1996           1995
                                                      ----           ----
Net Sales                                          $ 47,768       $ 37,145
Cost of Sales                                        30,573         23,199
                                                   --------       --------
Gross Profit                                         17,195         13,946
Selling, General and
  Administrative Expenses                            14,568         11,218
Depreciation                                            487            419
Amortization                                            707            483
Interest Expense                                      1,047            344
                                                   --------       --------
Income Before Provision for
  Income Taxes                                          386          1,482
Provision for Income Taxes                              164            615
                                                   --------       --------
Net Income                                         $    222       $    867
                                                   ========       ========

Earnings Per Share                                 $   0.03       $   0.10
                                                   ========       ========
Weighted Average
  Shares of Common
  Stock & Equivalents                                 8,771          8,814